EXHIBIT 5.b


June 5, 1996

Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee  38132


As counsel to State Street Bank and Trust Company, as Pass Through Trustee, we hereby consent to the references to our firm under the captions "Certain Massachusetts Taxes" and "Legal Matters" in the Prospectus forming part of Registration Number No. 33-56569.

Sincerely,


/S/  BINGHAM, DANA & GOULD LLP
BINGHAM, DANA & GOULD LLP